Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Headwaters Incorporated

South Jordan, Utah

We hereby consent to the incorporation by reference in the previously filed Registration Statements on Form S-3 (File No. 333-155565), on Form S-4 (File Nos. 333-163285 and 333-174058) and on Form S-8 (File Nos. 333-39676, 333-39678, 333-103527, 333-113704, 333-124803, 333-147599, 333-163274, 333-166504, and 333-166505) of Headwaters Incorporated of our reports dated November 18, 2011, relating to the consolidated financial statements and the effectiveness of Headwaters Incorporated’s internal control over financial reporting which appear in this Form 10-K.

/s/ BDO USA, LLP
Costa Mesa, CA
November 18, 2011